UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 12, 2010

Atlantic Broadband Finance, LLC

(Exact Name of Registrant As Specified In Charter)

Delaware	333-115504	20-0226936
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Batterymarch Park, Suite 405

Quincy, MA 02169

(Address of Principal Executive Offices, including Zip Code)

(617) 786-8800

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On November 8, 2010, Atlantic Broadband Finance, LLC (the “Company”) announced its intention to replace its existing $40.0 million revolving credit facility due in 2012, and $436.5 million term loan facility due 2013 (together, the “Existing Credit Facility”) with a new $600.0 million senior secured credit facility (the “New Credit Facility”) comprised of a term loan facility (the “New Term Facility”) and a revolving credit facility (the “New Revolving Facility”), the proceeds of which will be used (a) to repay in full all indebtedness and other amounts due or outstanding under its Existing Credit Facility, (b) to consummate a cash dividend payment of approximately $110.0 million to the shareholders of Atlantic Broadband Holdings I, LLC and (c) to pay approximately $39.0 million in aggregate amount to Atlantic Broadband Holdings I, LLC to facilitate the redemption of certain of its preferred stock. The New Term Facility is expected to have a five-year maturity and the New Revolving Facility is expected to have a four-year maturity, in each case subject to an earlier maturity in the event that the Company’s 9.375% senior subordinated notes due in 2014 (the “2014 Notes”) remain outstanding on or prior to the date that is 120 days prior to the maturity of the 2014 Notes.

The entry into the New Credit Facility will be contingent upon, among other things, a successful syndication and the satisfaction of conditions precedent to the definitive documentation therefor. The material terms of the New Credit Facility, including those described above, could change materially between the date hereof and the effectiveness of the New Credit Facility.

The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Exhibits

EXHIBIT NUMBER	EXHIBIT

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atlantic Broadband Finance, LLC
(Registrant)

/s/ Patrick Bratton
Date: November 12 , 2010	Patrick Bratton
Chief Financial Officer